 EXHIBIT 21.1

Axiom Holdings, Inc.

Subsidiaries of the Registrant

Item	Name	Country of Incorporation
1.	Horizon Resources Co. Ltd., a Cayman Islands company (“Horizon”), a wholly owned subsidiary of Axiom Holdings, Inc.	Cayman Islands
2.	CJC (Hong Kong), Ltd. (“CJC”), a wholly owned subsidiary of Horizon.	Hong Kong
3.	JinBaiXing (Shenzhen) Clean Energy Technology Service Company Limited (“JBX”), a wholly owned subsidiary of CJC.	China
4.	Xiaojin County Jitai Power Investment Company Limited, a wholly owned subsidiary of JBX.	China
5.	Sichuan Xing Tie Electric Power Company Limited (“Xing Tie Electric”), a wholly owned subsidiary of JBX.	China
6.	Xiaojin County Xin Hong Electric Power Development Company Limited, a wholly owned subsidiary of Xing Tie Electric.	China
7.	JinTaiHong (Shenzhen) Hotel Management Service Company Limited (“JTH”), a wholly owned subsidiary of CJC.	China
8.	Xiao Jin County EnZe Hotel Management Company Limited, a wholly owned subsidiary of JTH.	China
9.	Xiao Jin County SiGuNiang Mountain Hotel Management Company Limited, a wholly owned subsidiary of JTH.